Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports First Quarter 2013 Results from Continuing Operations

HOUSTON, TX, MAY 8, 2013 — Willbros Group, Inc. (NYSE: WG) announced today results from continuing operations for the first quarter of 2013. The Company reported a net loss from continuing operations of $11.6 million, or ($0.24) per share, on revenue of $487.4 million, compared to a net loss from continuing operations in the first quarter of 2012 of $21.2 million, or ($0.44) per share, on revenue of $373.7 million. The Company reported an improvement in operating income of $8.1 million, generating an operating loss of $1.6 million for the first quarter of 2013, compared to an operating loss of $9.7 million in the first quarter of 2012.

Randy Harl, President and Chief Executive Officer, commented, “We are pleased that our operating performance demonstrated steady year-over-year improvement again this quarter. The management actions we have taken to address underperforming business units are delivering results. Canada’s financial results over the past two quarters are the product of our commitment to improve performance. We intend to replicate this success by hiring additional management talent, strengthening our project management capabilities and expanding our training programs throughout the Company. Our primary objective for 2013 is to generate improved operating results, cash flow and margins.”

At the beginning of the year, Willbros reported Professional Services as a fourth reporting segment. The successful expansion of this division has created the critical mass to warrant management oversight as a separate segment. Professional Services provides engineering, procurement, program management, integrity and field services to the oil and gas and electric utility industries. This segment has significant growth potential with opportunities for upstream, midstream and downstream engineering services, and Willbros is a full service provider in the emerging integrity market.

Segment Operating Results

Oil & Gas

For the first quarter of 2013, the Oil & Gas segment reported an operating loss of $14.6 million on revenue of $185.0 million, compared to an operating loss of $2.7 million in the first quarter 2012. Positive performance by our pipeline and facilities businesses was offset by project issues and the impact of poor weather conditions which caused delays and lower productivity in our regional delivery business. Our regional delivery business has experienced rapid growth and has reached an annualized contract revenue run rate in excess of $350 million. This business is the focal point in 2013 of management actions to improve its management oversight, systems and operating performance.

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CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Investor Relations
Willbros	Willbros
713-403-8038	713-403-8035

Utility T&D

The Utility T&D segment generated revenue of $113.2 million with $1.9 million of operating income, an improvement of approximately $5.5 million of operating income over the first quarter of 2012. The operating income increase was led by improved results in both the electric transmission and distribution construction and maintenance businesses in Texas. Losses incurred in the Mid-Atlantic regions due to inclement weather negatively impacted first quarter 2013 results. We anticipate higher revenues and operating margins from new transmission construction backlog as we redeploy capacity currently completing CREZ projects in Texas to an expanded customer base.

Canada

The Canada segment reported operating income of $10.5 million, an improvement of $13.6 million over the first quarter of 2012, on revenue of $112.0 million. For the first quarter of 2013, contract revenue increased $78.0 million from the first quarter of 2012 and $24.1 million from the fourth quarter of last year. Canada delivered another strong quarter of operating results following a solid fourth quarter of 2012. The improvement in operating income was the result of management actions to add management talent, strengthen our project management capabilities and expand our training programs. Our project and specialty services unit as well as the completion of certain infrastructure replacement construction projects in Northern Alberta were the primary contributors to these results.

Professional Services

The Professional Services segment reported operating income of $613 thousand, an improvement of approximately $1.0 million relative to the first quarter of 2012. Revenue of $78.5 million was a marginal decline compared to the first quarter of 2012 due to lower volumes of Engineering, Procurement and Construction (EPC) projects. Operating income for the quarter was improved due to strong performance in our engineering services businesses. We continue to invest in geographic expansion to offer our line locating and other integrity services nationally.

Backlog(2)

At March 31, 2013, Willbros maintained backlog from continuing operations at $2.0 billion compared to $2.1 billion at December 31, 2012. Twelve month backlog of $880 million at March 31, 2013 compared to $1.0 billion at December 31, 2012.

Credit Facility and Liquidity

At March 31, 2013, the Company had $9.7 million of cash and cash equivalents. As of May 8, 2013, our cash in bank net of draw was approximately $57.4 million. Outstanding revolver borrowings were $45.4 million, a decrease of $59 million, with $57.7 million in letters of credit outstanding, resulting in $71.9 million remaining against our $175.0 million Revolving Credit Facility capacity. On June 30, the Revolving Credit Facility commitment will be reduced to $115 million. We believe that improving performance coupled with the additional sales of non-strategic assets and improved cash flow from

2 of 3
CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Investor Relations
Willbros	Willbros
713-403-8038	713-403-8035

operations will allow us to operate under the reduced commitment amount subsequent to June 30, 2013. We are currently considering opportunities to strengthen our overall balance sheet. These steps may include additional sales of non-strategic and under-performing assets (including equipment, real property and businesses) as well as accessing capital markets to reduce or refinance our indebtedness.

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Thursday, May 9, 2013 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros First Quarter Earnings Conference Call

When:	Thursday, May 9, 2013 - 9:00 a.m. Eastern Time

How:	Live via phone - By dialing 480-629-9643 or 866-225-8754 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through May 16, 2013, and may be accessed by calling 303-590-3030 or 800-406-7325 using pass code 4618335#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), turnarounds, maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

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CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Investor Relations
Willbros	Willbros
713-403-8038	713-403-8035

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Income Statement
Contract revenue
Oil & Gas	$184,984	$148,705
Utility T&D	113,204	108,310
Canada	111,995	33,969
Professional Services	78,465	83,573
Eliminations	(1,289)	(851)

	487,359	373,706

Operating expenses
Oil & Gas	199,555	151,391
Utility T&D	111,311	111,873
Canada	101,488	37,020
Professional Services	77,852	83,993
Eliminations	(1,289)	(851)

	488,917	383,426

Operating income (loss)
Oil & Gas	(14,571)	(2,686)
Utility T&D	1,893	(3,563)
Canada	10,507	(3,051)
Professional Services	613	(420)

Operating loss	(1,558)	(9,720)

Other expense
Interest expense, net	(7,690)	(7,877)
Loss on early extinguishment of debt	—	(2,256)
Other, net	231	(324)

	(7,459)	(10,457)

Loss from continuing operations before income taxes	(9,017)	(20,177)
Provision for income taxes	2,612	973

Loss from continuing operations	(11,629)	(21,150)
Income from discontinued operations net of provision (benefit) for income taxes	15,821	770

Net income (loss)	4,192	(20,380)
Less: Income attributable to noncontrolling interest	—	(344)

Net income (loss) attributable to Willbros Group, Inc.	$4,192	$(20,724)

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Loss from continuing operations	$(11,629)	$(21,150)
Income from discontinued operations	15,821	426

Net income (loss) attributable to Willbros Group, Inc.	$4,192	$(20,724)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.24)	$(0.44)
Discontinued operations	$0.33	$0.01

	$0.09	$(0.43)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.24)	$(0.44)
Discontinued operations	$0.33	$0.01

	$0.09	$(0.43)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(14,594)	$9,284
Investing activities	37,052	4,360
Financing activities	(58,898)	(32,763)
Foreign exchange effects	(228)	(1,470)
Discontinued operations	(8,014)	6,106

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	48,307	47,781
Diluted	48,307	47,781
Adjusted EBITDA from continuing operations(1)	$9,560	$5,800
Purchases of property, plant and equipment	2,646	3,267

Reconciliation of Non-GAAP Financial Measure

Adjusted EBITDA from continuing operations (1)
Loss from continuing operations attributable to Willbros Group, Inc.	$(11,629)	$(21,150)
Interest expense, net	7,690	7,877
Provision for income taxes	2,612	973
Depreciation and amortization	11,070	11,877
Loss on early extinguishment of debt	—	2,256
DOJ monitor cost	—	1,586
Stock based compensation	821	2,084
Restructuring and reorganization costs	96	102
(Gain) loss on disposal of property and equipment	(1,100)	195

Adjusted EBITDA from continuing operations	$9,560	$5,800

	3/31/2013	12/31/2012
Balance Sheet Data
Cash and cash equivalents	$9,698	$48,778
Working capital	217,406	270,512
Total assets	888,168	978,246
Total debt	249,968	303,820
Stockholders’ equity	207,443	206,333

Backlog Data (2)
Total By Reporting Segment
Oil & Gas	$212,358	$293,495
Utility T&D	1,169,806	1,257,403
Canada	395,804	349,520
Professional Services	228,134	197,752

Total Backlog	$2,006,102	$2,098,170

Total Backlog By Geographic Area
United States	$1,606,046	$1,743,906
Canada	395,804	349,520
Other International	4,252	4,744

Total Backlog	$2,006,102	$2,098,170

12 Month Backlog	$880,021	$1,010,365

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. These adjustments are included in various performance metrics under our credit facilities and other financing arrangements. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.